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                                                                       Exhibit 3

                         SHAREHOLDER LOCK-UP AGREEMENT


April 9, 2002

RAE Systems Inc.
1339 Moffett Park Drive
Sunnyvale, California 94089

Dear Sirs:

         The undersigned is an equity holder of RAE Systems Inc., a Delaware corporation ("RAE") publicly traded on the OTC Bulletin Board. RAE will be filing a registration statement registering certain shares of its common stock for resale. In the absence of being included in such registration statement, shares received by the undersigned would be not saleable in the public market until at least April 10, 2003. As an inducement to registering shares of RAE common stock the undersigned holds, the undersigned hereby agrees that from the date hereof and until six months (unless you are an officer or director of RAE, in which event twelve months) following April 9, 2002 (the "Lock Up Date"), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock of RAE (the "Common Stock") that the undersigned: (i) currently holds; or (ii) acquires upon the conversion or exercise of securities held convertible into or exchangeable or exercisable for shares of Common Stock from April 9, 2002 through the Lock Up Date ((i) and (ii), the "Lock Up Shares"). Except for the Lock Up Shares, any shares of Common Stock or other securities convertible into or exchangeable or exercisable for any shares of Common Stock acquired by the undersigned after the date hereof in the open market will not be subject to this Agreement.

         Nothing in this Agreement shall prohibit the transfer of shares to any immediate family of the undersigned or to a trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided that such transferee agrees to be bound by this Agreement. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

         In furtherance of the foregoing, RAE and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock Up Shares if such transfer would constitute a violation or breach of this Agreement.

         This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

Very truly yours,


_______________________________________
      (signature)

_______________________________________
      (printed name)